Exhibit 99.1

April 12, 2006

Re:       Cornerstone Realty Fund, LLC

Dear Investor:

We are pleased to provide you with the enclosed Form 10-K, which includes the annual audited financial statements for fiscal year 2005.

Detailed information on the properties owned by Cornerstone Realty Fund, LLC is included in the Form 10-K. As of December 31, 2005, six multi-tenant industrial properties located in Arizona, California and Illinois have been acquired. Additional properties are being evaluated for potential acquisition.

Cornerstone Realty Fund, LLC owns these properties on an all-cash basis with no debt financing. The properties are performing well. Values have increased fairly significantly on several of the properties.

We would like to once again thank you for your investment and look forward to continued success. Please feel free to contact us or your financial advisor at any time if you have any questions regarding your investment.

Sincerely,

/s/ Terry G. Roussel

Terry G. Roussel,

Chief Executive Officer

Cornerstone Ventures, Inc.

Managing Member of

Cornerstone Industrial Properties, LLC,

Managing Member of

Cornerstone Realty Fund, LLC